Exhibit 99.2

March 15, 2005

JP Morgan Chase Bank
One Bank One Plaza, Suite 0126
Chicago, Illinois 60670-0126
Attention: Institutional Trust Services

Deutsche Bank Trust Company Delaware
E. A. Delle Donne Corporate Trust Center, Montgomery Building
1011 Centre Road, Suite 200
Wilmington, Delaware 19805-1266
Attention: Corporate Trust and Agency Group

Re:	Capital Auto Receivables Asset Trust 2004-2 (the “Issuer”) Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 3.9 of the Trust Indenture dated as of December 9, 2004 between the Issuer, JPMorgan Chase Bank, as Indenture Trustee, and General Motors Acceptance Corporation, as Servicer (the “Indenture”) and Section 4.01 of the Trust Sale and Servicing Agreement dated as of December 9, 2004 between the Issuer, General Motors Acceptance Corporation, as Servicer, and Capital Auto Receivables, Inc., as Seller (the “Trust Sale and Servicing Agreement”).

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of December 9, 2004 through December 31, 2004, and of its performance under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement has been made under his supervision, and

b.	To his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement throughout such period.

Very truly yours,

/s/ J. B. Van Orman, Jr.

J. B. Van Orman, Jr.
Vice President - Finance and Chief Financial
Officer of GMAC North American Operations